EXHIBIT 4

                    Form of Medley No Withdrawal Charge Rider


                           NO WITHDRAWAL CHARGE RIDER

benefits

By attachment of this rider to the policy, any and all references to withdrawal charges are not applicable.

premiums

The following paragraph is added to Section 2.4 Premium:

         Allocation of more than 25% of any premium payment to the fixed account must first receive our approval. If prior approval is not received, we reserve the right to reallocate the excess above 25% of the premium payment to the Money Market portfolio.

investment options

The following is inserted into the first paragraph of Section 3.1 Selecting Your Investments as the new second sentence:

         We reserve the right to restrict allocation of premiums and transfers to the fixed account.

The following is added to the end of the first paragraph of Section 3.5 Fixed
Account:

         [Up to 25% of a premium may be allocated to the fixed account without our prior consent.] [As of the policy date, the fixed account is not available for premium allocation. It is available only for systematic transfers. You will be notified when the fixed account is available for premium allocations and non-systematic transfers.]

The following is added as a new third paragraph of Section 3.5 Fixed Account:

         We reserve the right to restrict allocation of premiums and transfers to the fixed account. We will provide you at least 30 days advance written notice before exercising this right. We will provide you with written notification when we lift the restriction, in whole or in part.

transfers

The following is added as a new first paragraph of Section 4.3 Fixed Account
Transfers:

       You may transfer funds into the fixed account from any of the subaccounts. The amount transferred into the fixed account within any policy year cannot exceed 10% of the total value of all subaccounts in which you are invested as of the last policy anniversary. Systematic transfers into the fixed account are not included in this restriction. If the balance within the subaccount is less than $1,000, then it may be transferred into the fixed account upon request.

death benefit

Section 7.2 Death Benefit Amount Before the Annuity Date is deleted in its entirety and replaced with:

         If death occurs prior to age 70, the death benefit as of the date satisfactory proof of death is received is equal to the greater of a.) and b.) where:

          a.   is the adjusted sum of premiums determined as follows:
               1. as of the day a premium is received by us, the sum is increased by the amount of that premium, and
               2. as of the day that a partial withdrawal is made, the sum is decreased by the same proportion as the policy value is decreased by the partial withdrawal
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          b. is the policy value.

               If death occurs after age 69, the death benefit is equal to the policy value as of the date satisfactory proof of death is received.

               The death benefit described above will be reduced by any applicable premium taxes not previously deducted.

               However, the death benefit amount may be limited according to the "Misstatement of Age or Sex" provision. See Section 2.10.

               Satisfactory proof of death means all of the following items: (1) a certified copy of the death certificate; (2) a Claimant Statement; (3) the policy; and (4) any other information that we may require to establish the validity of the policy.

basis of payment

The first paragraph of Section 9.3 Basis of Payment is deleted in its entirety and replaced with:

         The rate of interest payable under all annuity options is guaranteed to be at least 1 1/2% compounded yearly. Payments under Options 4 and 5 also are based on the A2000 Valuation Mortality Table, projected 20 years.

charges

A percentage of the policy value will be deducted from the policy value for the life of the policy, and is referred to in the Policy Schedule as the Monthly Charge. The Monthly Charge will be deducted on the same date in each succeeding month as the policy date. This date is referred to in the Policy Schedule as the Monthly Activity Date. Whenever the Monthly Activity Date falls on a day other than a business day, the Monthly Charge will be deducted on the next business day.

termination

This rider may not be cancelled and will terminate when the policy terminates.